Exhibit 99.1

PAPA JOHNS ANNOUNCES SECOND QUARTER 2023 FINANCIAL RESULTS; INCREASES CASH DIVIDEND BY 10%

Louisville, Kentucky (August 3, 2023) – Papa John’s International, Inc. (NASDAQ: PZZA) (“Papa Johns®”) today announced financial results for the second quarter ended June 25, 2023.

Highlights
•North America comparable sales were down 1% compared with the second quarter of 2022 as the strength of Domestic Company-owned restaurants was offset by lower North America franchised restaurant comparable sales; International comparable sales were down 1% from a year ago and improved 5% from the first quarter.
•47 net unit openings in the second quarter driven by International growth; On track to achieve 270 to 310 net new units in 2023.
•Global system-wide restaurant sales were $1.22 billion, a 2%(a) increase from the prior year second quarter.
•Total revenues of $515 million were down 2% from the second quarter a year ago driven by lower revenues in our North American commissary segment due to commodity price declines.
•Diluted earnings per common share was $0.54, compared with $0.70 for the second quarter of 2022; Adjusted diluted earnings per common share(b) was $0.59, compared with $0.74 for the second quarter a year ago.
•Announced 10% increase in annual dividend rate to $1.84 per share; declared third quarter dividend of $0.46.

“We are pleased with the solid execution that our teams have demonstrated in what continues to be a challenging operating environment,” said Rob Lynch, President and CEO. “Our company restaurants continued their strong performance with positive comp sales growth and year-over-year margin improvement above and beyond the benefits of moderating food costs. However, this solid performance was not enough to offset the lower-than-anticipated comps our franchisees experienced during the quarter. That being said, our entire system saw sequential sales improvement throughout the quarter with positive North America comp sales in June. This positive momentum has carried over, and accelerated, into the third quarter and we expect it to continue as we optimize our system’s revenue management strategies and expand one of our most popular pizza platforms with the recent introduction of Garlic Epic Stuffed Crust Pizza.”

Commenting on the Company’s International operations, Lynch stated, “Our international business is a long-term growth driver for Papa Johns. We’ve recently established a corporate-owned restaurant portfolio in the UK, our largest international market, allowing us to build a similar success model to the one we’ve created in the US. This model accelerates our ability to scale our company’s capabilities with franchisees in the UK, and worldwide, to grow comps and new unit development. While we know there
_______________________________________________________
(a) Excludes the impact of foreign currency.
(b) Represents a non-GAAP financial measure. See “Non-GAAP Measures” for a reconciliation to the most comparable US GAAP measure.

will be macro-economic challenges ahead, particularly in the short term, we’re confident that we can improve sales and profitability within our UK market, and in our international segment overall.”

Lynch concluded by stating, “The level of operating and fiscal discipline our team has implemented across our business over the past year is remarkable. Our continued investments in sales-driving capabilities and operational excellence, combined with the strength of our balance sheet, gives us confidence that we will produce positive comp sales and attractive new unit development growth in the back half of 2023 and over the long-term.”

Financial Highlights

	Three Months Ended			Six Months Ended
(In thousands, except per share amounts)	June 25, 2023	June 26, 2022	Increase (Decrease)	June 25, 2023	June 26, 2022	Increase (Decrease)
Total revenues	$514,530	$522,665	$(8,135)	$1,041,579	$1,065,357	$(23,778)
Operating income	$34,912	$38,904	$(3,992)	$72,708	$53,339	$19,369
Adjusted operating income (a)	$36,881	$40,411	$(3,530)	$76,033	$85,642	$(9,609)
Net income attributable to the Company	$17,768	$25,433	$(7,665)	$40,144	$35,927	$4,217
Diluted earnings per common share	$0.54	$0.70	$(0.16)	$1.20	$0.99	$0.21
Adjusted diluted earnings per common share (a)	$0.59	$0.74	$(0.15)	$1.28	$1.69	$(0.41)

(a) Represents a Non-GAAP financial measure. See “Non-GAAP Measures” for a reconciliation to the most comparable US GAAP measures.

In the second quarter of 2023, the Company completed the purchase of 91 formerly franchised restaurants in the United Kingdom. The restaurants are now operating as International Company-owned restaurants effective June 2, 2023. Our second quarter results include royalty revenues for these restaurants for the period until June 2, 2023, and the restaurants are consolidated after this date with results reflected in International revenues and expenses.

Total revenues of $514.5 million decreased $8.1 million, or 1.6%, in the second quarter of 2023 compared with the prior year period. Excluding the impact of purchasing the 91 International stores in 2023, total revenues decreased $9.8 million, or 1.9%, compared with the prior period. The revenue decline was driven by lower North American commissary revenues, driven by lower sales volume and decreased commodity prices in 2023 as compared to 2022. The decrease was partially offset by comparable sales growth from Domestic Company-owned restaurants.

For the second quarter of 2023, global system-wide restaurant sales were $1.22 billion, up 2.0% from a year ago (excluding the impact of foreign currency). The increase reflected higher equivalent units from net restaurant openings primarily in International markets.

Operating income of $34.9 million for the second quarter of 2023 decreased $4.0 million compared with the second quarter last year. Adjusted operating income(a) was $36.9 million, down $3.5 million from the prior year period. The second quarter of 2023 reflects higher operating income from Domestic Company-owned restaurants as the Back to BETTER initiative drove increased comparable sales and labor efficiencies in this category compared to the prior year. Second quarter 2023 International operating income declined as compared to the prior year as a result of lower comparable sales and incremental marketing costs related to our efforts to reposition the UK market. General and administrative expenses increased as the second quarter of 2023 reflected increased variable compensation expense and costs related to the franchise operating conference, which was held in April 2023 for the first time since 2019.

Diluted earnings per common share was $0.54 for the second quarter of 2023 compared with $0.70 in the second quarter of 2022. Adjusted diluted earnings per common share(a) was $0.59 for the second quarter of 2023 compared with $0.74 in the second quarter of 2022. These changes were driven by the same factors impacting operating income and adjusted operating income as discussed above. In addition, diluted earnings per common share and adjusted diluted earnings per common share reflected higher interest expense compared with the second quarter of 2022. Interest expense increased in 2023 largely due to higher borrowings used to fund share repurchases.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the SEC for additional information concerning our operating results for the three and six months ended June 25, 2023.

Global Restaurant Sales Information

Global restaurant and comparable sales information for the second quarter and six months ended June 25, 2023, compared with the second quarter and six months ended June 26, 2022 are as follows (See “Supplemental Information and Financial Statements” below for related definitions):

	Three Months Ended		Six Months Ended
Amounts below exclude the impact of foreign currency	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
Comparable sales growth (decline):
Domestic Company-owned restaurants	2.2%	(1.5)%	2.8%	(1.3)%
North America franchised restaurants	(2.3)%	1.4%	(1.6)%	2.1%
North America restaurants	(1.4)%	0.9%	(0.7)%	1.4%
International restaurants	(0.7)%	(8.0)%	(3.3)%	(3.6)%
Total comparable sales growth (decline)	(1.3)%	(1.4)%	(1.3)%	0.1%
System-wide restaurant sales growth (decline):
Domestic Company-owned restaurants	2.5%	1.2%	3.7%	8.9%
North America franchised restaurants	(0.6)%	2.7%	0.1%	1.4%
North America restaurants	—%	2.4%	0.8%	2.8%
International restaurants (a)	8.6%	3.4%	5.8%	8.3%
Total global system-wide restaurant sales growth (decline)	2.0%	2.6%	2.0%	4.2%

(a) The six months ended June 25, 2023 and June 26, 2022 exclude the impact of franchisee suspended restaurants.

Global Restaurant Unit Data

As of June 25, 2023, there were 5,780 Papa Johns restaurants operating in 48 countries and territories, as follows:

Second Quarter	Domestic Company Owned	Franchised North America	Total North America	International Company Owned	International Franchised	Total International	System-wide
Beginning - March 26, 2023	520	2,864	3,384	—	2,349	2,349	5,733
Opened	—	13	13	—	55	55	68
Closed	—	(8)	(8)	—	(13)	(13)	(21)
Acquired	1	—	1	91	—	91	92
Sold	—	(1)	(1)	—	(91)	(91)	(92)
Ending - June 25, 2023	521	2,868	3,389	91	2,300	2,391	5,780
Net Unit Growth	1	4	5	91	(49)	42	47
Trailing four quarters net store growth/(decline)	1	32	33	91	85	176	209

Free Cash Flow

Free cash flow, a non-GAAP financial measure which the Company defines as net cash provided by operating activities, less purchases of property and equipment, was $59.0 million for the six months ended June 25, 2023, compared with $14.8 million in the prior year period. The year over year change primarily reflects higher cash flow from operating activities as a result of favorable working capital changes partially offset by increases in purchases of property and equipment.

	Six Months Ended
(in thousands)	June 25, 2023	June 26, 2022
Net cash provided by operating activities	$93,735	$45,585
Purchases of property and equipment	(34,759)	(30,744)
Free cash flow	$58,976	$14,841

We view free cash flow as an important financial measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP measures.

Cash Dividend

The Company paid cash dividends of $13.9 million ($0.42 per common share) in the second quarter of 2023. On July 31, 2023, our Board of Directors declared a third quarter dividend of $0.46 per common share, representing a 10% increase from the previous dividend. The dividend will be paid on August 25, 2023 to stockholders of record as of the close of business on August 14, 2023.

Conference Call

Papa Johns will host a call with analysts today, August 3, 2023, at 8:00 a.m. Eastern Time. To access the conference call or webcast, please register online at: ir.papajohns.com/events-presentations. A replay of the webcast will be available two hours after the call and archived on the same web page.

About Papa Johns

Papa John’s International, Inc. (NASDAQ: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with more than 5,700 restaurants in approximately 50 countries and territories. For more information about the Company or to order pizza online, visit www.papajohns.com or download the Papa Johns mobile app for iOS or Android.

Forward-Looking Statements

Certain matters discussed in this press release and other Company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “outlook”, “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, share repurchases, the current economic environment, commodity and labor costs, currency fluctuations, profit margins, net unit growth, unit level performance, capital expenditures, restaurant and franchise development, labor shortages, labor cost increases, inflation, royalty relief, franchisee support, the effectiveness of our menu innovations and other business initiatives, investments in product and digital innovation, marketing efforts and investments, liquidity, compliance with debt covenants, impairments, strategic decisions and actions, dividends, effective tax rates, regulatory changes and impacts, investments in the UK market, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

Our forward-looking statements are based on our assumptions which are based on currently available information. Actual outcomes and results may differ materially from those matters expressed or implied in our forward-looking statements as a result of various factors, including but not limited to risks related to: deteriorating economic conditions in the U.S. and international markets, including the United Kingdom; labor shortages at Company and/or franchised stores and our quality control centers; increases in labor costs, commodity costs or sustained higher other operating costs, including as a result of supply chain disruption, inflation or climate change; the potential for delayed new store openings, both domestically and internationally, or lower net unit development due to changing circumstances outside of our control; the increased risk of phishing, ransomware and other cyber-attacks; risks and disruptions to the global economy and our business related to the conflict in Ukraine and other international conflicts; risks related to a possible economic recession or downturn that could reduce consumer spending or demand; and continuing risks related to outbreak of COVID-19 and other health crises. These and other risks, uncertainties and assumptions that are involved in our forward-looking statements are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 25, 2022 as updated by those included in our Quarterly Report on Form 10-Q for the quarter ended June 25, 2023. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

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For more information about the company, please visit www.papajohns.com.

Contacts:

Papa Johns Investor Relations
investor_relations@papajohns.com

Supplemental Information and Financial Statements

Definitions

“Comparable sales” represents sales for the same base of restaurants for the same fiscal periods. “Comparable sales growth (decline)” represents the change in year-over-year comparable sales. “Global system-wide restaurant sales” represents total restaurant sales for all Company-owned and franchised restaurants open during the comparable periods, and “Global system-wide restaurant sales growth (decline)” represents the change in global system-wide restaurant sales year-over-year. Comparable sales, Comparable sales growth (decline), Global system-wide restaurant sales and Global system-wide sales growth (decline) exclude franchisees for which we suspended corporate support.

“Equivalent units” represents the number of restaurants open at the beginning of a given period, adjusted for restaurants opened, closed, acquired or sold during the period on a weighted average basis.

We believe Domestic Company-owned, North America franchised, and International Comparable sales growth (decline) and Global system-wide restaurant sales information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Comparable sales and Global system-wide restaurant sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. Franchise sales also generate commissary revenue in the United States and in certain international markets. Comparable sales growth (decline) and Global system-wide restaurant sales information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of Global system-wide restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the Company’s revenues.

Non-GAAP Measures

In addition to the results provided in accordance with U.S. GAAP, we provide certain non-GAAP measures, which present results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and include the following: adjusted operating income, adjusted net income attributable to common shareholders and adjusted diluted earnings per common share. We believe that our non-GAAP financial measures enable investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they reflect metrics that our management team and Board utilize to evaluate our operating performance, allocate resources and administer employee incentive plans. The most directly comparable U.S. GAAP measures to adjusted operating income, adjusted net income attributable to common shareholders and adjusted diluted earnings per common share are operating income, net income attributable to common shareholders and diluted earnings per common share, respectively. These non-GAAP measures should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s U.S. GAAP results. The table below reconciles our GAAP financial results to our non-GAAP financial measures.

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022

Operating income	$34,912	$38,904	$72,708	$53,339
UK repositioning and acquisition-related costs (a)	1,308	—	1,308	—
Refranchising and impairment losses (b)	—	—	—	25,796
Legal settlement (c)	—	—	—	5,000
Other costs (d)	661	1,507	2,017	1,507
Adjusted operating income	$36,881	$40,411	$76,033	$85,642

Net income attributable to common shareholders	$17,768	$25,240	$40,144	$35,693
UK repositioning and acquisition-related costs (a)	1,308	—	1,308	—
Refranchising and impairment losses (b)	—	—	—	25,796
Legal settlement (c)	—	—	—	5,000
Other costs (d)	661	1,507	2,017	1,507
Tax effect of adjustments (e)	(449)	(339)	(758)	(7,269)
Adjusted net income attributable to common shareholders (f)	$19,288	$26,408	$42,711	$60,727

Diluted earnings per common share	$0.54	$0.70	$1.20	$0.99
UK repositioning and acquisition-related costs (a)	0.04	—	0.04	—
Refranchising and impairment losses (b)	—	—	—	0.72
Legal settlement (c)	—	—	—	0.14
Other costs (d)	0.02	0.05	0.06	0.04
Tax effect of adjustments (e)	(0.01)	(0.01)	(0.02)	(0.20)
Adjusted diluted earnings per common share (f)	$0.59	$0.74	$1.28	$1.69

See footnotes on following page

Footnotes to Non-GAAP Financial Measures
(a)Represents costs associated with repositioning the UK portfolio as well as transaction costs related to the acquisition of stores from franchisees.
(b)Refranchising and impairment losses consisted of the following pre-tax adjustments:

Six Months Ended
(In thousands)	June 26, 2022
Refranchising impairment loss (1)	$8,412
Ukraine-related charge (2)	17,384
Total adjustment	$25,796
(1)    Represents a one-time, non-cash charge of $8.4 million ($0.23 loss per diluted share) recorded in the first quarter of 2022 associated with the refranchising of the Company’s controlling interest in the 90-restaurant joint venture, recorded as Refranchising and impairment loss.
(2)    Represents a one-time non-cash charge of $17.4 million ($0.48 loss per diluted share) recorded in the first quarter of 2022 related to the reserve of certain loans and impairment of reacquired franchise rights related to the conflict in Ukraine and subsequent international government actions and sanctions, which were recorded as Refranchising and impairment loss of $2.8 million and General and administrative expenses of $14.6 million.
(c) Represents an accrual of a certain legal settlement, recorded in General and administrative expenses.
(d) Represents severance and related costs associated with the transition of certain executives incurred during the three and six-month periods ended June 25, 2023 and June 26, 2022, which were recorded in General and administrative expenses.

(e) The tax effect on non-GAAP adjustments was calculated by applying the marginal tax rates of 22.8% and 22.5% for the three and six-month periods ended June 25, 2023 and June 26, 2022, respectively.

(f) Amounts shown exclude the impact of allocation of undistributed earnings to participating securities.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)	June 25, 2023	December 25, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$43,772	$47,373
Accounts receivable, net	94,255	102,533
Notes receivable, current portion	4,850	6,848
Income tax receivable	2,097	8,780
Inventories	37,515	41,382
Prepaid expenses and other current assets	56,086	44,123
Assets held for sale (a)	3,427	—
Total current assets	242,002	251,039
Property and equipment, net	264,393	249,793
Finance lease right-of-use assets, net	34,418	24,941
Operating lease right-of-use assets	171,550	172,425
Notes receivable, less current portion, net	15,809	21,248
Goodwill	76,623	70,616
Other assets	68,848	74,165
Total assets	$873,643	$864,227

Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit
Current liabilities:
Accounts payable	$55,351	$62,316
Income and other taxes payable	8,148	8,766
Accrued expenses and other current liabilities	163,273	142,535
Current deferred revenue	19,587	21,272
Current finance lease liabilities	9,190	6,850
Current operating lease liabilities	25,715	23,418
Current portion of long-term debt	15,529	—
Total current liabilities	296,793	265,157
Deferred revenue	21,726	23,204
Long-term finance lease liabilities	26,486	19,022
Long-term operating lease liabilities	159,170	160,905
Long-term debt, less current portion, net	768,820	597,069
Other long-term liabilities	65,106	68,317
Total liabilities	1,338,101	1,133,674

Redeemable noncontrolling interests	1,021	1,217

Stockholders’ deficit:
Common stock ($0.01 par value per share; issued 49,209 at June 25, 2023 and 49,138 at December 26, 2022)	492	491
Additional paid-in capital	445,964	449,829
Accumulated other comprehensive loss	(7,289)	(10,135)
Retained earnings	207,461	195,856
Treasury stock (16,815 shares at June 25, 2023 and 14,402 shares at December 26, 2022, at cost)	(1,127,669)	(922,434)
Total stockholders’ deficit	(481,041)	(286,393)
Noncontrolling interests in subsidiaries	15,562	15,729
Total Stockholders’ deficit	(465,479)	(270,664)
Total Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit	$873,643	$864,227
(a) Represents vacant land adjacent to the Company’s Louisville office.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022

Revenues:
Domestic Company-owned restaurant sales	$175,780	$171,411	$355,646	$370,176
North America franchise royalties and fees	34,711	34,917	70,783	69,185
North America commissary revenues	206,980	219,383	419,546	429,062
International revenues	34,608	31,958	66,071	66,575
Other revenues	62,451	64,996	129,533	130,359
Total revenues	514,530	522,665	1,041,579	1,065,357
Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic Company-owned restaurant expenses	143,705	142,026	291,489	303,687
North America commissary expenses	190,468	204,470	386,883	401,560
International expenses	20,435	19,236	37,746	39,150
Other expenses	58,996	60,648	120,074	121,203
General and administrative expenses	50,324	44,646	102,268	110,584
Depreciation and amortization	15,690	12,735	30,411	24,674
Total costs and expenses	479,618	483,761	968,871	1,000,858
Refranchising and impairment loss	—	—	—	(11,160)
Operating income	34,912	38,904	72,708	53,339
Net interest expense	(11,275)	(6,081)	(20,296)	(10,344)
Income before income taxes	23,637	32,823	52,412	42,995
Income tax expense	5,778	7,093	12,007	5,838
Net income before attribution to noncontrolling interests	17,859	25,730	40,405	37,157
Net income attributable to noncontrolling interests	(91)	(297)	(261)	(1,230)
Net income attributable to the Company	$17,768	$25,433	$40,144	$35,927

Calculation of net income for earnings per share:
Net income attributable to the Company	$17,768	$25,433	$40,144	$35,927
Dividends paid to participating securities	—	(82)	—	(141)
Net income attributable to participating securities	—	(111)	—	(93)
Net income attributable to common shareholders	$17,768	$25,240	$40,144	$35,693

Basic earnings per common share	$0.55	$0.71	$1.20	$1.00
Diluted earnings per common share	$0.54	$0.70	$1.20	$0.99

Basic weighted average common shares outstanding	32,563	35,624	33,359	35,775
Diluted weighted average common shares outstanding	32,650	35,824	33,487	36,032

Dividends declared per common share	$0.42	$0.35	$0.84	$0.70

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
(In thousands)	June 25, 2023	June 26, 2022

Operating activities
Net income before attribution to noncontrolling interests	$40,405	$37,157
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for allowance for credit losses on accounts and notes receivable	595	15,558
Depreciation and amortization	30,411	24,674
Refranchising and impairment loss	—	11,160
Deferred income taxes	3,664	(2,993)
Stock-based compensation expense	8,498	9,100
Other	(452)	(2,071)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	4,299	(9,177)
Income tax receivable	6,683	5,369
Inventories	4,109	(3,815)
Prepaid expenses and other current assets	46	(3,901)
Other assets and liabilities	140	(5,379)
Accounts payable	(8,174)	12,742
Income and other taxes payable	(514)	(3,175)
Accrued expenses and other current liabilities	7,203	(37,456)
Deferred revenue	(3,178)	(2,208)
Net cash provided by operating activities	93,735	45,585
Investing activities
Purchases of property and equipment	(34,759)	(30,744)
Notes issued	(4,374)	(1,098)
Repayments of notes issued	3,224	6,743
Acquisitions, net of cash acquired	—	(1,250)
Other	182	238
Net cash used in investing activities	(35,727)	(12,523)
Financing activities
Net proceeds of revolving credit facilities	186,529	55,000
Proceeds from exercise of stock options	682	1,908
Acquisition of Company common stock	(210,348)	(75,471)
Dividends paid to common stockholders	(28,485)	(25,101)
Tax payments for equity award issuances	(6,108)	(7,526)
Distributions to noncontrolling interests	(323)	(835)
Other	(3,567)	1,348
Net cash used in financing activities	(61,620)	(50,677)
Effect of exchange rate changes on cash and cash equivalents	11	(871)
Change in cash and cash equivalents	(3,601)	(18,486)
Cash and cash equivalents at beginning of period	47,373	70,610
Cash and cash equivalents at end of period	$43,772	$52,124